PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”)
is made effective as of the 12th day of August, 2004
(the “Effective Date”), by and among

Adongo’s Leather Enterprise,
a corporation organized under the laws of
Ghana, Africa,
whose registered office is at
P. O. Box 40, Bolgatanga, Upper East Region
(being herein referred to as the “Vendor”)

AND

Cape Coastal Trading Corporation,
a corporation organized under the laws of the State of New York,
United States of America,
whose principal place of business is at
301 West 53rd Street, 6C,
New York, New York 10019,
United States of America
(being herein referred to as “Purchaser” or “Company”)

        The Vendor and the Purchaser are collectively referred to herein as the “Parties.”

PRELIMINARY STATEMENTS

A.	The Vendor is a manufacturer, supplier, and distributor of authentic African artworks crafts and handmade leather apparel (the “Business”).

B.

The Vendor manufactures authentic handmade leather bookbags relating to the Business. Vendor’s bookbags are similar to those appearing in Attachment A annexed hereto and the Samples provided to Purchaser (collectively referred to as the “Bookbags”).

C.

Purchaser wishes to appoint the Vendor and the Vendor has accepted and agreed to act as the manufacturer, supplier, and distributor and exporter of the Bookbags to Purchaser in the Territory (as herein defined) on the terms and conditions herein contained.

D.	The Parties have reached an understanding whereby the Vendor will sell and the Purchaser will purchase Five Hundred (500) Bookbags from the Vendor;

E.	The Parties mutually desire to set forth in writing all of the terms and conditions whereby the aforementioned purchase and sale of the Bookbags shall take place.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Vendor and the Purchaser do hereby agree as follows:

ARTICLE I.

INTERPRETATION

1.1 The Preliminary Statements, above, shall form an integral part hereof as if recited herein at length.

1.2	Where used herein or in any amendment hereto the following terms shall have the meaning defined in this Section 1.2 unless the context indicates otherwise:

a)	“Business” has the meaning assigned thereto in the Preliminary Statements;

b)

“Closing I” or “Closing Date I” means August 10, 2004; “Closing II” or “Closing Date II” means September 10, 2004; “Closing III” or “Closing Date III” means October 10, 2004; “Closing IV” or “Closing Date IV” means November 10, 2004, or such other dates as mutually agreed to in writing by the Parties hereto;

c)	“Quarter” shall mean the period of three months ending on 31st March, 30th June, 30th September and 31st December of each year;

d)	“Territory” shall mean the United States of America;

e)

“Samples” shall mean the four (4) Sample Picture Bookbags provided by Purchaser to Vendor to serve as tangible specimens of the required quality and design specifications that are required and explained further in the outline found in Section 3.1 of this Agreement;

f)	“Products” shall solely mean the Bookbags of the Company and not its other artworks, crafts and various other authentic handmade leather goods;

g)

“FOB Origin, Freight Collect” shall mean that Purchaser assumes responsibility for designation of carrier and mode, cost of shipment (including insurance), filing of claims, and takes title for goods at point of shipment. Purchaser bears responsibility for expense and risk of placing goods into possession of carrier at the place where shipment is originated.

1.3.

The following Attachments and Exhibit are incorporated in this Agreement by reference and are deemed to be an integral part hereof:

Attachment A: Sample Pictures of Bookbags to be Purchased and Sold
Exhibit 1: Vendor Milestones, Payment and Delivery Schedule

ARTICLE II.

PURCHASE AND SALE OF PRODUCTS

2.1.

Subject to the terms and conditions hereof, the Vendor hereby agrees to sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Bookbags (defined in Section 3.1) to the Purchaser and the Purchaser hereby agrees to purchase the Bookbags from Vendor.

2.2.

The Vendor shall manufacture and deliver a total of Five Hundred (500) Bookbags to Purchaser on certain agreed upon Closing Dates outlined in Exhibit 1. Of the Five Hundred (500) Bookbags, Three-Hundred and Fifty (350) shall be made of premium Black Leather (“Black Leather Bookbag”); One Hundred and Fifty (150) shall be made of premium Brown Leather (“Brown Leather Bookbag”).

2.3.

The purchase price payable to the Vendor for the Five Hundred (500) Bookbags described above in Section 2.2 (the “Purchase Price “) shall be $6,000 (in US currency), or 49,228,800 cedes (in Ghanaian currency).¹

2.4.

All import duties and such other taxes, tariffs and surcharges of any nature whatsoever now or hereafter levied or imposed in any country or territory either directly or indirectly in respect of the transfer of the Products to the Company’s offices in the United States or payments for them and all freight costs and insurance costs from the place of delivery to the Company’s office will be paid for by the Company. Delivery of the Products at the Company’s office shall constitute delivery thereof to the Company and from the point in time when the Products have been placed at the disposal of the Company. Delivery of the products will be FOB Origin, Freight Collect (see Section 1.2(g) above).

2.5.	Purchaser shall have a maximum of thirty (30) days to inspect and reject delivery if quality and design specifications outlined in Section 3.1 are not adhered to.

2.6.

The Company shall provide three month rolling forecast to Vendor by the fifteenth (15) day of every third month. This forecast will concern the request for goods for the three months in the following quarter. By way of illustration therefore the Company will, on December 15, 2004 provide a forecast in respect of goods required for January, February and March of 2005.

2.7.	The Product quantities required for Closing Dates I-IV shall be regarded as a definitive order to Vendor.

2.8.	As soon as practicable after receipt of the Exhibit 1, Vendor will send to the Company a confirmation of the order for the deliveries scheduled for the Closing Dates I-IV.

2.9.	The forecast is binding on the parties except in the case of “Force Majeure”.

2.10.

Purchaser shall pay Vendor the amount provided in each invoice within thirty (30) days of the date of the invoice, which may be issued by Vendor on or at any time after delivery of the Products. In such case, payments to be made hereunder shall be supported by an irrevocable Certified Bank Check, issued by a first class international bank acceptable to Vendor in the full amount representing the exact value of the Products as delivered on Closing Dates I-IV, in a form and on terms and conditions acceptable to Vendor.

2.11.

The Purchaser and the Vendor hereby agree that the Purchaser shall not assume and shall not be liable for any liabilities of the Vendor. Notwithstanding the foregoing, if, by mutual agreement of the Parties, the Purchaser assumes any liabilities of the Vendor, then the amount of any such assumed liabilities shall be set off against the Total Purchase Price. The Vendor hereby expressly agrees to indemnify and save harmless the Purchaser from all of its obligations, commitments and undertakings.

2.12.

On Closing, the Vendor shall (1) deliver to the Purchaser a general bill of sale and/or Vendor receipt and any other documents duly executed, in form and content satisfactory to the Purchaser, appropriate to effectively vest good and marketable title to the Bookbags and Company Brand Labels free and clear of all encumbrances; and (2) deliver possession of the Bookbags (with affixed Company Brand Label as required under Section 3.1 (iv)(e) below) to the Purchaser.

2.13.	On Closing Dates I-IV, the Purchaser shall deliver to the Vendor the Purchase Price as set forth in Section 2.3 and Exhibit 1.

ARTICLE III.

DESIGN SPECIFICATIONS FOR

BOOKBAG AND COMPANY BRAND LABEL

3.1	Purchaser has provided Vendor with two (2) Bookbags (“Sample Bookbags”), representing true originals of the pictures captured in Attachment A.

                     The following specifications are in addition to the quality and design used to manufacture the Sample Bookbags:

i.	Bookbag Pockets: Each Bookbag shall have One (1) Main Compartment Pocket; One (1) Inside-Internal Pocket contained in the Main Compartment Pocket; and Two (2) Outside Pockets.

a.

Bookbag Flap and Pocket Locking Mechanism: Each Bookbag shall be designed and equipped with the Locking Mechanism depicted in Attachment A and the Sample Bookbags provided, such that each pocket shall have one (1) or more Pocket Flaps with Locking Mechanism(s) (described in detail below).

1.	The Inside of the Flaps of the Locking Mechanism shall be manufactured to be stitched with leather as compared to Sample Bookbags provided.

b.

One (1) Main Compartment Pocket: This pocket is to be the main pocket of each Bookbag and shall be of standard size as to provide adequate space for storage of large volume items [Example: textbooks]. The One (1) Inside-Internal Pocket shall be placed at the upper front portion of the Bookbag’s inside.

c.

Two (2) Outside Side Pockets: These pockets are to be located on the right and left sides of the Bookbag and shall be of equal size and proportion, as shown in Attachment A and the Sample Bookbags provided.

1.	Pocket Locking Mechanism: Each Side Pocket is to have one (1) Locking Mechanism to be (as shown in Attachment A and Sample Bookbag) aligned and centered on each pocket.

d.

One (1) Outside Middle Pocket: This pocket is to be located in the center of the Side Pockets and be double in size and proportion to the Side Pockets. This Pocket shall also be internally subdivided for ease of storage of pens, calculators, loose currency and other suitable consumer items.

1.	Pocket Locking Mechanism: This pocket is to have two (2) Locking Mechanisms to be equally aligned and centered.

e.

One (1) Inside-Internal Pocket: This pocket is to be located in the inside–front of the Main Pocket (described above). This pocket is to be of the size and proportion to accommodate pens and coin currency.

1.	Pocket Locking Mechanism: This pocket is to have one (1) Locking Mechanism to be equally aligned and centered.

ii.

Bookbag Shoulder Straps (“Straps”): The Straps (two (2) individual straps) are to be produced with the purpose of maximizing consumers shoulder support to minimize the weight of contents contained in the Bookbags.

a.	The interior of each individual Straps shall be insulated and/or stuffed with a soft material-like substance (unlike flat Straps shown in Attachment A and Sample Bookbags provided).

b.

To accommodate for the addition of a soft material-like substance, the width of each of the two (2) straps shall be 2.5 inches in width (double in size of the Straps shown in Attachment A and Sample Bookbags).

c.	The Straps should allow for four (4) Locking adjustments, unlike the two (2) that are shown in Attachment A and Sample Bookbags.

iii.

African Continent Drawing: The Flap covering the Main Pocket of each Bookbag shall have an exact outline of the African Continent and neighboring Madagascar (the “African Continent Drawing”) stitched/inscribed on it as shown in Attachment A and Sample Bookbags provided.

1.

Three Hundred and Fifty (350) Black Leather Bookbags: African Continent shall be outlined in white stitching with a brown leather center filing the inside of outline as shown in Attachment A and Sample Bookbags provided.

2.

One Hundred and Fifty (150) Brown Leather Bookbags: African Continent shall be outlined in white stitching with a black leather center filing the inside of outline shown in Attachment A and Sample Bookbags provided.

ARTICLE IV.

COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor covenants, represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying on such covenants, representations and warranties in connection with the manufacture and delivery of the Bookbags:

4.1	The Vendor is a company duly organized, validly existing, and in good standing under the laws of Ghana, Africa and has the corporate power and is duly authorized, qualified under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on the Business in all material respects as it is now being conducted.

4.2	The Vendor will use its reasonable endeavors to comply with any delivery schedule submitted by the Purchaser and agreed by Vendor.

4.3	The Vendor shall provide such information and support as may reasonably be requested by the Purchaser to enable it properly and efficiently to discharge its duties hereunder;

4.4	The Vendor shall to advise the Company in writing sixty (60) days prior to its withdrawing or making any design changes to the Products.

4.5	No person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Vendor of any of the Bookbags;

4.6	The execution, delivery and carrying out of this Agreement by the Vendor will not violate any provision of law, the Vendor’s Certificate of Incorporation or its Bylaws, and will not conflict with or result in any breach of any of the terms, conditions or provisions of or constitute a default pursuant to any instrument or agreement to which the Vendor is a party or by which the Vendor is bound;

4.7	The Vendor has full corporate power, capacity and authority to enter into, and to carry out and perform its obligations under this Agreement and any agreements contemplated hereby. The Vendor has taken all action required by law, its Certificate of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Vendor has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, Bylaws, or otherwise, including all approvals and consents, necessary in order to effect the transactions contemplated hereby.

ARTICLE V.

COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser covenants, represents and warrants as follows to the Vendor and acknowledges and confirms that the Vendor is relying on such covenants, representations and warranties in connection with the purchase of the Bookbags:

5.1	The Purchaser is a company duly organized, validly existing, and in good standing under the laws of the State of New York and has the corporate power and is duly authorized, to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted.

5.2	The Purchaser will use all reasonable means to ensure that the Products are imported into the Territory with a minimum of delay and to attend to and complete in a proper and efficient manner all necessary documents and formalities in connection therewith. In this respect, all permits, certificates and licenses required for-the importation, sale and use of the Products in the Territory are to be obtained by the Purchaser if possible in the name of and to the benefit of Vendor;

5.3	The Purchaser will use its best endeavors to initiate, extend and develop the sale of the Products in the Territory and not to do anything which may hinder or interfere with such sales.

5.4	The Purchaser shall pay or ensure payment, pursuant to Exhibit 1 hereof, to Vendor of all sums due to Vendor in respect of sales of the Products to Purchaser;

5.5	The Purchaser shall not to make contracts on behalf Vendor nor, without Vendor’s prior written consent, to make any promises, representations, warranties or guarantees with reference to the Products on behalf of Vendor or otherwise incur any liability on behalf of Vendor;

5.6	The Purchaser will inform Vendor immediately of any changes in the Company’s organization or method of doing business which might affect the performance of the Company’s duties hereunder. Furthermore, the Company shall designate a contact person, who must be able to communicate in English, to act as the liaison between the Company and Vendor in all matters relating to this Agreement;

5.7	Purchaser shall notify Vendor promptly after becoming aware of any claim of infringement and of the commencement against it of any action for infringement of patents, trademarks or other intellectual property rights made or brought against the Company and relating to the Products;

5.8	The execution, delivery and carrying out of this Agreement by the Purchaser will not violate any provision of law or the Purchaser’s Articles of Incorporation or Bylaws, and will not conflict with or result in any breach of any of the terms, conditions or provisions of or constitute a default pursuant to any instrument or agreement to which the Purchaser is a party or by which the Purchaser is bound;

5.9	The Purchaser has full corporate power, capacity and authority to enter into, and to carry out and perform its obligations under this Agreement and any agreements contemplated hereby. The Purchaser has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Purchaser has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, or otherwise, including all approvals and consents, necessary in order to effect the transactions contemplated hereby.

ARTICLE VI.

EMPLOYMENT MATTERS

6.1	The Vendor is not a party to and does not have, in effect or to become effective after the date of this Agreement, any oral or written (1) employment agreement or collective bargaining agreement; (2) contract for employment or compensation arrangement with any officer, director or employee; or (3) consulting agreement.

6.2	The Vendor and Purchaser hereby agree that the Purchaser shall not assume and shall not be liable for any obligations of the Vendor towards the Vendor’s current employees or persons who were employees of the Vendor prior to the Effective Date and that all salaries, bonuses, commissions and other emoluments or other payments of any kind or description due to the Vendor’s employees prior to the Effective Date, will be paid by the Vendor to the total exoneration of the Purchaser.

ARTICLE VII.

INDEMNIFICATION

7.1	The Vendor hereby undertakes and agrees to indemnify the Purchaser and save it harmless from and against any claims, actions or suits which may be made or instituted against the Purchaser, and from and against any and all damages or losses suffered by the Purchaser by reason of or arising from the breach of any obligation of the Vendor under this Agreement, or any incorrectness in, or breach of, any covenant, representation or warranty made by the Vendor in this Agreement.

7.2	The Purchaser hereby undertakes and agrees to indemnify the Vendor and save it harmless from and against any claims, actions or suits which may be made or instituted against the Vendor, and from and against any and all damages or losses suffered by the Vendor by reason of or arising from the breach of any obligation of the Purchaser under this Agreement, or any incorrectness in, or breach of, any covenant, representation or warranty made by the Purchaser in this Agreement.

ARTICLE VIII.

INDEMNIFICATION

8.1	The obligations of the parties hereunder (other than an obligation to pay money) shall be suspended during the period and to the extent that such party is prevented or hindered from complying therewith by “Force Majeure” (as hereinafter defined). In such circumstances such party shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof and the omission to give such notice shall forfeit the rights of such party to claim Force Majeure. Either party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party. In the event that the circumstances of Force Majeure continue for more than six (6) months, either party may terminate this Agreement on thirty (30) days written notice.

8.2	“Force Majeure” means any cause beyond the reasonable control of such party including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, whether official or unofficial), lock-outs, labour disputes, act of God, war, warlike operations, riot, civil commotion, malicious damage, or shortage of labour, raw material or other supplies, and compliance with any law or governmental order, rule, regulation or direction.

ARTICLE IX.

MISCELLANEOUS

9.1	The representations, warranties and covenants contained herein and the documents submitted pursuant to or in connection with the transactions herein provided shall survive the Closing of the purchase and sale of the Bookbags and, notwithstanding such Closing and regardless of any investigations by or on behalf of any of the Parties with respect thereto, shall continue in full force and effect for the benefit of the respective Parties.

9.2	The Purchaser shall be liable for all United States federal, state and local sales tax (other than income tax) applicable to the sale of any of the Bookbags.

9.3	The preparation and production of all documents required to be delivered by either party at Closing, and the registering of any documents pursuant the transactions hereunder, shall be at the Purchaser’s expense.

9.4	This Agreement, including the Attachment A and Exhibit 1 annexed hereto constitutes the entire Agreement between the Parties and may not be amended or modified in any respect except by written instrument signed by the Parties.

9.5	This Agreement is personal to the Parties and may not be assigned, transferred or otherwise disposed of to any other party.

9.6	This Agreement shall be governed by and construed in accordance with the laws of the State of New York of the United States of America.

9.7	For purposes of this Agreement, a faxed signature shall constitute a original signature.

        IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement on the date first hereinabove mentioned.

“VENDOR” Adongo’s Leather Enterprise /s/ Adongo Akotubra —————————————— Adongo Akotubra, President Dated: August 12, 2004

“PURCHASER” Cape Coastal Trading Corporation /s/ Kwajo M. Sarfoh —————————————— Kwajo M. Sarfoh, President Dated: August 12, 2004

ATTACHMENT A

Sample Company Bookbags

(See Attached Pictures)

Exhibit I: Vendor Milestones, Payment and Delivery Schedules

Closing Dates I, II,III & IV	Payment Amounts in U.S. Currency	To Be Paid On or After (date)	Vendor Delivery Obligation Date²	Milestones
Closing I	$100.00	August 20, 2004 (10 days after signing of Purchase Agreement by Vendor).	August 10, 2004 (Effective Date of Purchase Agreement).	Concurrent with: (1) signing of this Purchase Agreement by the Parties on August 10, 2004, the Effective Date of Purchase Agreement.
Closing II	$500.00	September 20, 2004 (10 days after Purchaser Receipt of ten (10) Sample Bookbags delivered by Vendor).	September 10, 2004	Concurrent with Vendor delivery to Purchaser of 10 Sample Bookbags made of premium Black Leather material (five (5) made of premium Black Leather material; five (5) made of premium Brown Leather material) meeting the exact specifications outlined in Section 3.1 of this Purchase Agreement
Closing III	$2,400.00	November 9, 2004 (maximum 30 days after Purchaser receipt of Two Hundred, Fifteen (215) Bookbags delivered by Vendor).	October 10, 2004	Concurrent with delivery to Purchaser the amount of Two Hundred, Fifteen (215) Bookbags (One Hundred, Seventy (170) made of premium Black Leather material; Forty-Five (45) made of premium Brown Leather material) meeting the exact specifications outlined in Section 3.1 of this Purchase Agreement.
Closing IV	$3,000.00	December 10, 2004(10 days after Purchaser receipt of Two Hundred, Seventy-Five (275) Bookbags delivered by Vendor).	November 10, 2004	Concurrent with delivery to Purchaser the amount of Two Hundred, Seventy-Five (275) Bookbags (Two Hundred, Seventy-Five (175) made of premium Black Leather material; One Hundred (100) made of premium Brown Leather material) meeting the exact specifications outlined in Section 3.1of this Purchase Agreement

1 Exchange rate based on Ghanaian currency as of July 27, 2004 was 8204.800 cedes to $1.00 US dollar; thus, amount represents the ratio of 1:8204.800.

2 This is the date after which — if Milestones are not met — Purchasers’ obligation to further closings is terminated. If Milestones are not met by Vendor, then the Purchaser sole discretion to proceed or not to proceed with further closings.